Bond Labs Reports Profitable Quarter and YTD Results

OMAHA, Neb.—July 20, 2011--(BUSINESS WIRE) -- Bond Laboratories, Inc. (OTCBB:) (“Bond Labs”), a national provider of innovative and proprietary nutritional supplements for health conscious consumers, today announced continued significant revenue growth and positive net income for the quarter ended June 30, 2011. Revenue for the quarter ended June 30, 2011 grew to $3,169,476 as compared to $2,027,925 for the quarter ended June 30, 2010, an increase of more than 56%. Bond Labs also reported its second consecutive quarter with positive net income, posting a profit of $250,419 for the quarter ended June 30, 2011 as compared to a net loss of $(465,516) for the same period last year. Year to date, Bonds Labs reported revenue and net income of $6,158,780 and $347,536, respectively, for the six month period ended June 30, 2011 as compared to revenue and net loss of $4,400,588 and $(1,020,842) for the comparable period last year.

“We are thrilled to again report both noteworthy revenue growth and positive net income for the second consecutive fiscal quarter,” commented Bond Labs CEO, John S. Wilson. “The implementation of our growth strategy, which includes increasing the number of GNC franchised outlets selling NDS products as well as launching new innovative products that create significant value for both Bond Labs and our GNC franchise partners, is reaping strong results. Over the last eighteen months, we have more than doubled the number of franchise locations in our distribution system from approximately 320 at the end of 2009 to more than 650 today, and introduced 11 new highly successful and innovative products into the system. I am eager to see how much more we can achieve throughout the remainder of the year”, concluded Mr. Wilson.

About Bond Labs

Bond Laboratories is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. The Company produces and markets products through its NDS Nutrition division. NDS’ products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, and are included among the top-selling products at GNC® franchises. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC

Bruce Weinstein

410-833-0078

Source: Bond Laboratories, Inc.